Exhibit 5.1

Our ref	KKZ/772919-000003/30757157v2

Lixiang Education Holding Co., Ltd. 丽翔教育控股有限公司

No. 818 Hua Yuan Street

Liandu District, Lishui City, Zhejiang Province, 323000

People’s Republic of China

29 November 2024

Dear Sirs

Lixiang Education Holding Co., Ltd. 丽翔教育控股有限公司

We have acted as Cayman Islands legal advisers to Lixiang Education Holding Co., Ltd. 丽翔教育控股有限公司 (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”) for the purposes of, registering with the Commission under the Act, and relates to the registration of resale, from time to time, by the selling shareholders named in the Registration Statement (the “Selling Shareholders”), of up to 18,000,000 American depositary shares (“ADSs”) with each ADS representing one hundred (100) Class A Ordinary Shares of par value US$0.0001 each of the Company (the “Shares”) and in aggregate representing 1,800,000,000 Shares (the “Resale Shares”), which are issued by the Company to the Selling Shareholders pursuant to the Share Subscription Agreements (as defined below).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 6 September 2018 and the certificate of incorporation on change of name of the Company dated 26 May 2020 issued by the Registrar of Companies in the Cayman Islands.

1.2	The second amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 8 September 2020 and effective immediately prior to the completion of the Company’s initial public offering of the ADSs representing the Shares (the “Prior Memorandum and Articles”).

1.3	The third amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 18 November 2024 (the “New Memorandum and Articles” and together with the Prior Memorandum and Articles, the “Memorandum and Articles”).

1.4	The unanimous written resolutions of the board of directors of the Company dated 28 November 2024 (the “Board Resolutions”).

1.5	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.6	A certificate of good standing dated 25 November 2024, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.7	The Registration Statement.

1.8	The Share Subscription Agreements dated 28 November 2024 entered into between the Company and the Selling Shareholders as purchasers (the “Share Subscription Agreements”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.

2.4	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.5	The Company will receive money or money’s worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$2,000,000 divided into (i) 19,700,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and (iii) 200,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles.

3.3	The issue and allotment of the Resale Shares by the Company, and the resale of the Resale Shares by the Selling Shareholders as contemplated in the Registration Statement and Share Subscription Agreements have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and Share Subscription Agreements, the Resale Shares will be legally issued and allotted and (assuming the purchase price therefor has been paid in full) fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Taxation” in or incorporated by reference into the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Annexure

Director’s Certificate

Director’s Certificate

29 November 2024

To:	Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza
18 Harbour Road
Wanchai, Hong Kong

Dear Sirs

Lixiang Education Holding Co., Ltd. 丽翔教育控股有限公司 (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The New Memorandum and Articles remain in full force and effect and unamended.

2	The Board Resolutions were duly passed in the manner prescribed in the [Prior] Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$2,000,000 divided into (i) 19,700,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and (iii) 200,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles.

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

5	The Share Subscription Agreements have been executed and unconditionally delivered by a Proper Officer (as defined in the Board Resolutions) for and on behalf of the Company.

6	The directors of the Company at the date of the Board Resolutions and the Certificate were and are as follows:

Fen Ye

Teck Yong Heng

Yan Kit Lee

Biao Wei

Guoliang Chen

Zhaoxiang Wei

7	Each director of the Company considers the transactions contemplated by the Registration Statement and the Share Subscription Agreements to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

8	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor shareholders of the Company have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company’s property or assets.

9	No interest in the Company constituting shares, voting rights or ultimate effective control management in the Company is currently subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised) of the Cayman Islands.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ YE FEN
Name:	YE FEN
Title:	Director